Exhibit 99.1

Kodak Reports Net Earnings for 2016 of $16 Million

ROCHESTER, N.Y.--(BUSINESS WIRE)--March 7, 2017--Eastman Kodak Company (NYSE:KODK) today reported financial results for the fourth quarter and full year 2016, delivering net earnings of $16 million on revenues of $1.5 billion and continued growth in key product lines.

Highlights include:

  GAAP net earnings of $16 million for the year ended December 31, 2016, an improvement of $91 million over 2015.
  Operational EBITDA for the year of $144 million.
  Revenues for 2016 of $1.5 billion, compared with revenues of $1.7 billion for 2015, down $166 million, or 10 percent.
  Key product lines achieved strong growth:
    Volume for KODAK SONORA Process Free Plates grew by 9 percent for the full year.
    Volume for KODAK FLEXCEL NX Plates grew by 16 percent for the full year.
  Operating expenses (total SG&A and R&D expenses) were $212 million for the year ended December 31, 2016, a $36 million, or 15 percent, improvement compared with 2015. $15 million of this improvement was due to increased non-cash components of pension income.
  The company ended the year with a cash balance of $433 million. Cash used in operating activities improved by $82 million compared with 2015.

2017 Guidance

  2017 guidance is for revenues of $1.4 billion to $1.5 billion and Operational EBITDA of $130 million to $145 million. This guidance is on a continuing operations basis and excludes the KODAK PROSPER business, which is reported within discontinued operations.

“I’m pleased we delivered a GAAP profit and met our revenue and Operational EBITDA goals for 2016,” said Jeff Clarke, Kodak Chief Executive Officer. “We continue to drive growth in our SONORA Plates and FLEXCEL NX packaging businesses and improve the quality of our earnings.”

Revenues in the fourth quarter of 2016 were $404 million, an 8 percent decline from the fourth quarter of 2015. On a constant currency basis, revenues in Q4 2016 declined by 7 percent compared with Q4 2015. The decrease was primarily driven by the expected continued decline in legacy consumer inkjet printer cartridge sales and pricing reductions in digital plates within the Print Systems Division.

The company’s cash balance was $433 million at the end of 2016, compared with $546 million at the end of 2015. The cash decline in 2016 was $53 million less than in the prior year. Excluding net debt prepayments, cash usage decreased from $162 million in 2015 to $29 million in 2016 for a year-over-year improvement of $133 million.

“I’m encouraged by the significant year-over-year improvement in our use of cash,” said David Bullwinkle, Kodak Chief Financial Officer. “The repayment in full of our second-lien debt will reduce the use of cash for interest payments going forward and we expect to generate cash in 2017.”

Print Systems Division (PSD), Kodak’s largest division, had Q4 revenues of $279 million, a 4 percent decline compared with Q4 in 2015. Operational EBITDA for the quarter was $38 million, 3 percent better than the same period a year ago.

Print Systems Division had full-year 2016 revenues of $1 billion, an 8 percent decline compared with 2015. Full-year Operational EBITDA was $105 million, 6 percent better than the prior year. The decline in year-over-year revenues was due primarily to worldwide competitive pricing pressures and an unfavorable economic environment in Latin America. Highlights for the division include 9 percent year-over-year growth in unit sales of environmentally-advantaged KODAK SONORA Process Free Plates and continued success with KODAK LIBRA Plates and KODAK ELECTRA MAX Plates.

Enterprise Inkjet Systems Division (EISD) (which now comprises the KODAK VERSAMARK business due to the classification of the PROSPER business as a discontinued operation) had fourth-quarter revenues of $19 million, down from $22 million in the same period in 2015. Operational EBITDA was $5 million, compared with $6 million in the fourth quarter of 2015.

For the full year 2016, EISD revenues were $76 million, down from $84 million in 2015. Operational EBITDA for the full year 2016 was $19 million, down $1 million compared with the prior year. The results reflect continued reduction in earnings from the KODAK VERSAMARK legacy product.

For the quarter, the loss from discontinued operations, before income taxes, was $1 million, compared with a $7 million loss in the same period a year ago. PROSPER business EBITDA improved by $4 million for the quarter primarily due to an improvement in annuity revenues as well as lower losses on the sale of presses.

For the full year 2016, total PROSPER business revenue grew by 6 percent and the net loss decreased by $11 million due to lower depreciation and amortization expenses, better deal quality on presses and 40 percent revenue growth in annuities. The company continues the sale process for the PROSPER business and continues investing in the development of KODAK ULTRASTREAM, the next-generation inkjet writing system.

Micro 3D Printing and Packaging Division (MPPD) includes KODAK FLEXCEL NX Systems and Plates as well as touch sensor films with copper mesh technology. Revenues for Q4 were $34 million, up $3 million compared with the same period a year ago. On a constant currency basis, revenues increased by $4 million, or 13 percent, from Q4 2015. Operational EBITDA for Q4 was $5 million, an improvement of $4 million compared with the fourth quarter of 2015. On a constant currency basis, Operational EBITDA improved by $6 million.

For the full year 2016, revenues were $132 million, compared with $128 million in the prior year, or a 3 percent improvement. Operational EBITDA of $12 million is an improvement of $1 million compared with the prior year. On a constant currency basis, Operational EBITDA improved by $8 million to $19 million, or 73 percent.

FLEXCEL NX continues to deliver strong revenue and volume growth. For the year, FLEXCEL NX revenues increased 9 percent, or 13 percent on a constant currency basis.

In Micro 3D printing, the division progressed favorably with several customer technical evaluations, including positive results on environmental reliability testing from both a tier-one global display integrator and a global brand customer.

Software and Solutions Division (SSD) revenues for Q4 were $23 million, a $4 million decline compared with the same period last year. Operational EBITDA decreased by $1 million to $3 million.

For the full year, SSD revenues were $86 million, down from $112 million last year. Operational EBITDA declined by $5 million from the prior year, primarily driven by delays in government service contracts in Latin America.

During Q4 2016, the division announced significant enhancements across the KODAK Unified Workflow Solutions (UWS) portfolio, including the new KODAK PRINERGY Workflow Platform Version 8, which are designed to help customers further reduce material costs and increase productivity while improving quality and better leveraging digital equipment.

Consumer and Film Division (CFD) revenues for the fourth quarter were $45 million, down from $63 million in Q4 of 2015. Operational EBITDA declined from $14 million to negative $2 million.

For the year, revenues for CFD were $216 million, down 18 percent from $265 million, driven primarily by a $32 million expected decline in consumer inkjet revenues. Operational EBITDA for the division was down $36 million for the year, driven by the reduction in consumer inkjet as well as investments supporting the KODAK Super 8 Camera and future camera platforms.

The division introduced the KODAK EKTRA Smartphone in 2016 and recently announced plans to reformulate and manufacture KODAK EKTACHROME Film for both motion picture and still photography applications.

Intellectual Property Solutions Division (IPSD) had Operational EBITDA for the full year of negative $14 million, an improvement of $8 million from negative $22 million for 2015. This improvement is the result of the re-prioritization of the company’s research programs. The division expanded its efforts in developing new materials for 3D printing and light-blocking materials in 2016 and will continue in 2017.

Eastman Business Park Division (EBPD) had full-year 2016 revenues of $15 million, an increase of $2 million from the prior year. Operational EBITDA was $2 million, essentially flat compared to 2015. In Q4 the division announced the addition of the American Institute for Manufacturing Integrated Photonics’ (AIM Photonics’) Test, Assembly and Packaging manufacturing facility to the Park’s ecosystem.

Revenue and Operational EBITDA Q4 2016 vs. Q4 2015

($ millions)

Q4 2016 Actuals	PSD	EISD	MPPD	SSD	CFD	IPSD	EBPD	Total
Revenue	$279	$19	$34	$23	$45	$-	$4	$404
Net Earnings (Loss)								$11
Operational EBITDA *	38	5	5	3	(2)	(3)	-	46
Corporate SG&A	10	1	2	2	2	-	-	17
Operational EBITDA Before Corporate Costs *	48	6	7	5	-	(3)	-	63

Q4 2015 Actuals	PSD	EISD	MPPD	SSD	CFD	IPSD	EBPD	Total
Revenue	$292	$22	$31	$27	$63	$1	$3	$439
Net Earnings (Loss)								$23
Operational EBITDA *	37	6	1	4	14	(4)	1	59
Corporate SG&A	11	-	2	1	3	-	-	17
Operational EBITDA Before Corporate Costs *	48	6	3	5	17	(4)	1	76

Q4 2016 Actuals vs. Q4 2015 Actuals B/(W)	PSD	EISD	MPPD	SSD	CFD	IPSD	EBPD	Total
Revenue	$(13)	$(3)	$3	$(4)	$(18)	$(1)	$1	$(35)
Net Earnings (Loss)								$(12)
Operational EBITDA *	1	(1)	4	(1)	(16)	1	(1)	(13)
Corporate SG&A	1	(1)	-	(1)	1	-	-	-
Operational EBITDA Before Corporate Costs *	-	-	4	-	(17)	1	(1)	(13)

Q4 2016 Actuals on constant currency vs. Q4 2015 Actuals B/(W) **	PSD	EISD	MPPD	SSD	CFD	IPSD	EBPD	Total
Revenue	$(11)	$(2)	$4	$(3)	$(17)	$(1)	$1	$(29)
Operational EBITDA *	-	(1)	6	-	(15)	1	(1)	(10)

* Total Operational EBITDA, Operational EBITDA before Corporate Costs by segment and Total Operational EBITDA before Corporate Costs are non-GAAP financial measures. The reconciliation between GAAP and non-GAAP measures is provided in Appendix A of this press release.

** The impact of foreign exchange represents the 2016 foreign exchange impact using average foreign exchange rates for the three months ended December 31, 2015, rather than the actual exchange rates in effect for the three months ended December 31, 2016.

Revenue and Operational EBITDA FY 2016 vs. FY 2015

($ millions)

FY 2016 Actuals	PSD	EISD	MPPD	SSD	CFD	IPSD	EBPD	Total
Revenue	$1,018	$76	$132	$86	$216	$-	$15	$1,543
Net Earnings (Loss)								$16
Operational EBITDA *	105	19	12	4	16	(14)	2	144
Corporate SG&A	46	4	8	7	10	-	-	75
Operational EBITDA Before Corporate Costs *	151	23	20	11	26	(14)	2	219

FY 2015 Actuals	PSD	EISD	MPPD	SSD	CFD	IPSD	EBPD	Total
Revenue	$1,106	$84	$128	$112	$265	$1	$13	$1,709
Net Earnings (Loss)								$(75)
Operational EBITDA *	99	20	11	9	52	(22)	2	171
Corporate SG&A	49	3	7	7	11	-	1	78
Operational EBITDA Before Corporate Costs *	148	23	18	16	63	(22)	3	249

FY 2016 Actuals vs. FY 2015 Actuals B/(W)	PSD	EISD	MPPD	SSD	CFD	IPSD	EBPD	Total
Revenue	$(88)	$(8)	$4	$(26)	$(49)	$(1)	$2	$(166)
Net Earnings (Loss)								$91
Operational EBITDA *	6	(1)	1	(5)	(36)	8	-	(27)
Corporate SG&A	3	(1)	(1)	-	1	-	1	3
Operational EBITDA Before Corporate Costs *	3	-	2	(5)	(37)	8	(1)	(30)

FY 2016 Actuals on constant currency vs. FY 2015 Actuals B/(W) **	PSD	EISD	MPPD	SSD	CFD	IPSD	EBPD	Total
Revenue	$(87)	$(7)	$8	$(24)	$(46)	$(1)	$2	$(155)
Operational EBITDA *	7	(1)	8	(4)	(33)	8	-	(15)

* Total Operational EBITDA, Operational EBITDA before Corporate Costs by segment and Total Operational EBITDA before Corporate Costs are non-GAAP financial measures.   The reconciliation between GAAP and non-GAAP measures is provided in Appendix A of this press release.

** The impact of foreign exchange represents the 2016 foreign exchange impact using average foreign exchange rates for the twelve months ended December 31, 2015, rather than the actual exchange rates in effect for the twelve months ended December 31, 2016.

About Kodak

Kodak is a technology company focused on imaging. We provide – directly and through partnerships with other innovative companies – hardware, software, consumables and services to customers in graphic arts, commercial print, publishing, packaging, electronic displays, entertainment and commercial films, and consumer products markets. With our world-class R&D capabilities, innovative solutions portfolio and highly trusted brand, Kodak is helping customers around the globe to sustainably grow their own businesses and enjoy their lives. For additional information on Kodak, visit us at kodak.com, follow us on Twitter @Kodak, or like us on Facebook at Kodak.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning Kodak’s plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, liquidity, investments, financing needs and business trends and other information that is not historical information. When used in this press release, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “predicts,” “forecasts,” “strategy,” “continues,” “goals,” “targets” or future or conditional verbs, such as “will,” “should,” “could,” or “may,” and similar expressions, as well as statements that do not relate strictly to historical or current facts, are intended to identify forward-looking statements. All forward-looking statements, including management’s examination of historical operating trends and data, are based upon Kodak’s expectations and various assumptions. Future events or results may differ from those anticipated or expressed in the forward-looking statements. Important factors that could cause actual events or results to differ materially from the forward-looking statements include, among others, the risks and uncertainties described in more detail in Kodak’s Annual Report on Form 10-K for the year ended December 31, 2016, under the headings “Business,” “Risk Factors,” “Legal Proceedings” and/or “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources,” and in other filings Kodak makes with the U.S. Securities and Exchange Commission from time to time, as well as the following: Kodak’s ability to improve and sustain its operating structure, cash flow, profitability and other financial results; the ability of Kodak to achieve cash forecasts, financial projections, and projected growth; Kodak’s ability to achieve the financial and operational results contained in its business plans; Kodak’s ability to fund continued investments, capital needs and restructuring payments and service its debt and Series A Preferred Stock; Kodak’s ability to discontinue, sell or spin-off certain businesses or operations, including the PROSPER business, or otherwise monetize assets; changes in foreign currency exchange rates, commodity prices and interest rates; Kodak’s ability to effectively anticipate technology trends and develop and market new products, solutions and technologies; Kodak’s ability to effectively compete with large, well-financed industry participants; Kodak’s ability to comply with the covenants in its various credit facilities; continued sufficient availability of borrowings and letters of credit under Kodak’s revolving credit facility, Kodak’s ability to obtain additional financing if and as needed and Kodak’s ability to provide or facilitate financing for its customers; the performance by third parties of their obligations to supply products, components or services to Kodak; and the impact of the global economic environment on Kodak. There may be other factors that may cause Kodak’s actual results to differ materially from the forward-looking statements. All forward-looking statements attributable to Kodak or persons acting on its behalf apply only as of the date of this press release and are expressly qualified in their entirety by the cautionary statements included or referenced in this press release. Kodak undertakes no obligation to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.

APPENDICES

A. NON-GAAP MEASURES

In this fourth-quarter and full-year 2016 financial results news release, reference is made to the following non-GAAP financial measures:

  Operational EBITDA;
  Decrease in cash usage excluding net debt prepayments;
  Revenues and Operational EBITDA on a constant currency basis;
  Improvement in PROSPER EBITDA;
  FLEXCEL NX revenues on a constant currency basis; and
  Operational EBITDA before Corporate Cost.

Kodak believes that these non-GAAP measures represent important internal measures of performance. Accordingly, where they are provided, it is to give investors the same financial data management uses with the belief that this information will assist the investment community in properly assessing the underlying performance of Kodak, its financial condition, results of operations and cash flow.

Kodak’s segment measure of profit and loss is an adjusted earnings before interest, taxes, depreciation and amortization (“Operational EBITDA”). The change in revenues and Operational EBITDA on a constant currency basis, as presented in this financial results news release, is calculated by using average foreign exchange rates for the three or twelve months ended December 31, 2015, rather than the actual exchange rates in effect for the three or twelve months ended December 31, 2016.

This press release also contains a forward-looking estimate of full-year 2017 Operational EBITDA. Kodak is unable to provide a reconciliation of full-year 2017 Operational EBITDA to a forward-looking estimate of GAAP net income / loss because projected GAAP net income / loss for the full year would require inclusion of the projected impact of future excluded items, including items that are not currently determinable or dependent on future events which may be uncertain or outside of Kodak’s control, such as asset impairments, foreign exchange gains / losses, unanticipated non-recurring items not reflective of ongoing operations, or other items. Due to the uncertainty of the likelihood, amount and timing of any such items, Kodak does not have information available to provide a quantitative reconciliation of full-year 2017 projected net income / loss to an Operational EBITDA projection.

The following table reconciles the most directly comparable GAAP measure of Net Income (Loss) Attributable to Eastman Kodak Company to Operational EBITDA for the twelve months ended December 31, 2016, and 2015, respectively:

(in millions)
	YTD 2016	YTD 2015	$ Change	% Change
Net Income (Loss) Attributable to Eastman Kodak Company (GAAP basis)	$15	$(80)	$95	-119%
Net income attributable to noncontrolling interests (10)	1	5	(4)	-80%
Net Earnings (Loss)	$16	$(75)	$91	-121%
All Other (1)	(3)	(4)	1	-25%
Corporate components of pension and OPEB income (2)	(161)	(133)	(28)	21%
Depreciation and amortization	102	134	(32)	-24%
Restructuring costs and other (3)	16	37	(21)	-57%
Overhead supporting, but not directly absorbed by discontinued operations (4)	15	21	(6)	-29%
Stock-based compensation	8	17	(9)	-53%
Change in U.S. vacation benefits (5)	-	(16)	16	-100%
Consulting and other costs (6)	5	14	(9)	-64%
Idle costs (7)	3	3	-	0%
Manufacturing costs originally planned to be absorbed by silver metal mesh touch screen production (8)	3	2	1	50%
Other operating expense, net excluding gain related to UniPixel termination (9)	16	5	11	220%
Interest expense (10)	60	63	(3)	-5%
Loss on early extinguishment of debt (10)	4	-	4	n/a
Other charges, net (10)	4	21	(17)	-81%
Reorganization items, net (10)	(6)	5	(11)	-220%
Provision for income taxes (10)	32	30	2	7%
Loss from discontinued operations, net of income taxes (10)	30	47	(17)	-36%
Operational EBITDA	$144	$171	$(27)	-16%

The following table reconciles the most directly comparable GAAP measure of Net Income Attributable to Eastman Kodak Company to Operational EBITDA for the three months ended December 31, 2016, and 2015, respectively:

(in millions)
	Q4 2016	Q4 2015	$ Change	% Change
Net Income Attributable to Eastman Kodak Company (GAAP basis)	$10	$24	$(14)	-58%
Net income attributable to noncontrolling interests	1	(1)	2	-200%
Net Earnings	$11	$23	$(12)	-52%
All Other (1)	(1)	1	(2)	-200%
Corporate components of pension and OPEB income (2)	(40)	(33)	(7)	21%
Depreciation and amortization	23	29	(6)	-21%
Restructuring costs and other (3)	3	9	(6)	-67%
Overhead supporting, but not directly absorbed by discontinued operations (4)	3	5	(2)	-40%
Stock-based compensation	2	1	1	100%
Change in U.S. vacation benefits (5)	-	(16)	16	-100%
Consulting and other costs (6)	1	2	(1)	-50%
Idle costs (7)	1	1	-	0%
Manufacturing costs originally planned to be absorbed by silver metal mesh touch screen production (8)	1	2	(1)	-50%
Other operating expense	14	2	12	600%
Interest expense	12	17	(5)	-29%
Loss on early extinguishment of debt	4	-	4	n/a
Other charges, net	1	6	(5)	-83%
Reorganization items, net	(6)	-	(6)	n/a
Provision for income taxes	16	3	13	433%
Loss from discontinued operations, net of income taxes	1	7	(6)	-86%
Operational EBITDA	$46	$59	$(13)	-22%

The following table reconciles the most directly comparable GAAP measure of decrease in cash and cash equivalents to the decrease in cash usage excluding debt prepayments for the twelve months ended December 31, 2016, and 2015, respectively:

						Improvement in
	December 31,	December 31,	December 31,	Change 2016	Change 2015	Cash Decline
(in millions)	2016	2015	2014	vs 2015	vs 2014	2016 vs 2015
Cash and cash equivalents (GAAP Basis)	$433	$546	$712	$(113)	$(166)	$53
Repayment of emergence credit facilities				282	4	278
Net Proceeds from issuance of preferred stock				(198)	-	(198)
Cash usage excluding debt prepayments net of preferred stock proceeds				$(29)	$(162)	$133

The following table reconciles the most directly comparable GAAP measure of Loss from discontinued operations, net of income taxes to the improvement in PROSPER EBITDA for the three months ended December 31, 2016, and 2015, respectively:

(in millions)
	Q4 2016	Q4 2015	$ Change	% Change
Loss from discontinued operations, net of income taxes (GAAP basis)	$(1)	$(7)	$6	-86%
Depreciation and amortization	-	2	(2)	-100%
PROSPER EBITDA	$(1)	$(5)	$4	-80%

The following table reconciles the most directly comparable GAAP measure of Revenues (Segment Measure) to the increase in FLEXCEL NX revenue on a constant currency basis for the twelve months ended December 31, 2016, and 2015, respectively:

(in millions)
	YTD 2016	YTD 2015	% Change
FLEXCEL NX revenues as reported (GAAP Basis)	$94	$86	9%
Impact of foreign exchange (11)	3
FLEXCEL NX revenues on a constant currency basis	$97	$86	13%

The following tables reconcile the most directly comparable GAAP measure of Operational EBITDA (Segment Measure) to Operational EBITDA before Corporate Cost for each Division for the twelve months ended December 31, 2016, and 2015, respectively:

(in millions)	For the Year Ended December 31, 2016

		Enterprise	Micro 3D			Intellectual	Eastman
	Print	Inkjet	Printing and	Software and	Consumer	Property	Business
	Systems	Systems	Packaging	Solutions	and Film	Solutions	Park	Total
Operational EBITDA (Segment Measure)	$105	$19	$12	$4	$16	$(14)	$2	$144
Corporate Costs	46	4	8	7	10	-	-	75
Operational EBITDA Before Corporate Costs	$151	$23	$20	$11	$26	$(14)	$2	$219

(in millions)	For the Year Ended December 31, 2015

		Enterprise	Micro 3D			Intellectual	Eastman
	Print	Inkjet	Printing and	Software and	Consumer	Property	Business
	Systems	Systems	Packaging	Solutions	and Film	Solutions	Park	Total
Operational EBITDA (Segment Measure)	$99	$20	$11	$9	$52	$(22)	$2	$171
Corporate Costs	49	3	7	7	11	-	1	78
Operational EBITDA Before Corporate Costs	$148	$23	$18	$16	$63	$(22)	$3	$249

The following tables reconcile the most directly comparable GAAP measure of Operational EBITDA (Segment Measure) to Operational EBITDA before Corporate Cost for each Division for the three months ended December 31, 2016, and 2015, respectively:

(in millions)	For the Three Months Ended December 31, 2016

		Enterprise	Micro 3D			Intellectual	Eastman
	Print	Inkjet	Printing and	Software and	Consumer	Property	Business
	Systems	Systems	Packaging	Solutions	and Film	Solutions	Park	Total
Operational EBITDA (Segment Measure)	$38	$5	$5	$3	$(2)	$(3)	$-	$46
Corporate Costs	10	1	2	2	2	-	-	17
Operational EBITDA Before Corporate Costs	$48	$6	$7	$5	$-	$(3)	$-	$63

(in millions)	For the Three Months Ended December 31, 2015

		Enterprise	Micro 3D			Intellectual	Eastman
	Print	Inkjet	Printing and	Software and	Consumer	Property	Business
	Systems	Systems	Packaging	Solutions	and Film	Solutions	Park	Total
Operational EBITDA (Segment Measure)	$37	$6	$1	$4	$14	$(4)	$1	$59
Corporate Costs	11	-	2	1	3	-	-	17
Operational EBITDA Before Corporate Costs	$48	$6	$3	$5	$17	$(4)	$1	$76

Footnote Explanations:

(1)	RED utilities variable interest entity (interest and depreciation of RED are included in the respective lines in the table).
(2)	Composed of interest cost, expected return on plan assets, amortization of actuarial gains and losses, and curtailments and settlement components of pension and other postretirement benefit expenses.
(3)	Restructuring costs and other as reported in the Consolidated Statement of Operations plus $1 million of inventory write-downs included in cost of revenues for the twelve months ended December 31, 2016.
(4)	Primarily consists of costs for shared resources allocated to the PROSPER Enterprise Inkjet business discontinued operation in the prior-year periods which are now included in the results of continuing operations and an estimate of costs for shared resources which would have been allocated to the PROSPER Enterprise Inkjet business discontinued operation in the current-year period had the business remained in continuing operations.
(5)	In the fourth quarter of 2015, Kodak changed the timing of when affected U.S. employees earn their vacation benefits, which reduced Kodak’s obligation to employees and the related accrual by $17 million as of December 31, 2015. The reduction in the accrual impacted gross profit by approximately $9 million, SG&A by approximately $5 million, R&D by approximately $2 million, and discontinued operations by $1 million.
(6)	Consulting and other costs are primarily related to professional services provided for corporate strategic initiatives in 2016 and 2015.
(7)	Consists of third party costs such as security, maintenance, and utilities required to maintain land and buildings in certain locations not used in any Kodak operations.
(8)	Consists of manufacturing costs originally planned to be absorbed by silver metal mesh touch screen production that are now excluded from the measure of segment profit and loss.
(9)	In 2015 a $3 million gain was recognized related to assets that were acquired for no monetary consideration as a part of the termination of the relationship with UniPixel. The gain was reported in Other operating (income) expense, net in the Consolidated Statement of Operations. Other operating (income) expense, net is typically excluded from the segment measure. However, this particular gain was included in the Micro 3D Printing and Packaging segment’s earnings in 2015.
(10)	As reported in the Consolidated Statement of Operations.
(11)	The impact of foreign exchange represents the foreign exchange impact using average foreign exchange rates for the twelve months ended December 31, 2015, rather than the actual exchange rates in effect for the twelve months ended December 31, 2016.

B. FINANCIAL STATEMENTS

	Year Ended December 31,
	2016	2015	2014
Revenues
Sales	$1,251	$1,379	$1,686
Services	292	330	360
Total net revenues	1,543	1,709	2,046
Cost of revenues
Sales	974	1,105	1,328
Services	186	226	258
Total cost of revenues	1,160	1,331	1,586
Gross profit	383	378	460
Selling, general and administrative expenses	172	204	284
Research and development costs	40	44	64
Restructuring costs and other	15	37	56
Other operating expense, net	16	2	9
Earnings from continuing operations before interest expense, loss on early extinguishment of debt, net, other charges, net, reorganization items, net and income taxes	140	91	47
Interest expense	60	63	62
Loss on early extinguishment of debt, net	4	—	—
Other charges, net	4	21	21
Reorganization items, net	(6)	5	13
Earnings (loss) from continuing operations before income taxes	78	2	(49)
Provision for income taxes	32	30	10
Earnings (loss) from continuing operations	46	(28)	(59)
Loss from discontinued operations, net of income taxes	(30)	(47)	(59)
NET EARNINGS (LOSS)	16	(75)	(118)
Less: Net income attributable to noncontrolling interests	1	5	5
NET EARNINGS (LOSS) ATTRIBUTABLE TO EASTMAN KODAK COMPANY	$15	$(80)	$(123)

The notes accompanying the Company’s financial statements contained in its Annual Report on Form 10-K for the year ended December 31, 2016, are an integral part of these consolidated financial statements.

EASTMAN KODAK COMPANY
CONSOLIDATED STATEMENT OF FINANCIAL POSITION
(in millions)
	As of December 31,
	2016	2015
ASSETS
Cash and cash equivalents	$433	$546
Receivables, net	299	350
Inventories, net	236	263
Deferred income taxes	—	22
Other current assets	18	25
Current assets held for sale	134	72
Total current assets	1,120	1,278
Property, plant and equipment, net of accumulated depreciation of $326 and $314, respectively	298	394
Goodwill	88	88
Intangible assets, net	84	119
Restricted cash	36	43
Deferred income taxes	35	23
Other long-term assets	115	122
Long-term assets held for sale	—	71
TOTAL ASSETS	$1,776	$2,138

LIABILITIES, REDEEMABLE, CONVERTIBLE PREFERRED STOCK AND EQUITY (DEFICIT)
Accounts payable, trade	$193	$186
Short-term borrowings and current portion of long-term debt	5	6
Other current liabilities	197	245
Current liabilities held for sale	30	22
Total current liabilities	425	459
Long-term debt, net of current portion	402	679
Pension and other postretirement liabilities	600	619
Other long-term liabilities	266	271
Long-term liabilities held for sale	—	7
Total liabilities	1,693	2,035

Commitments and contingencies (Note 9)

Redeemable, convertible Series A preferred stock, no par value, $100 per share liquidation preference	156	—

Equity (Deficit)
Common stock, $0.01 par value	—	—
Additional paid in capital	641	633
Treasury stock, at cost	(8)	(5)
Accumulated deficit	(268)	(283)
Accumulated other comprehensive loss	(438)	(267)
Total Eastman Kodak Company shareholders’ (deficit) equity	(73)	78
Noncontrolling interests	—	25
Total equity (deficit)	(73)	103
TOTAL LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND EQUITY (DEFICIT)	$1,776	$2,138

The notes accompanying the Company’s financial statements contained in its Annual Report on Form 10-K for the year ended December 31, 2016, are an integral part of these consolidated financial statements.

CONTACT:
Media:
Kodak
Louise Kehoe, 585-802-1343
louise.kehoe@kodak.com
or
Investors:
Kodak
Bill Love, 585-724-4053
shareholderservices@kodak.com